Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of K2M Group Holdings, Inc., for the registration of common stock and to the incorporation by reference therein our report dated March 18, 2015, with respect to the consolidated financial statements of K2M Group Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 1, 2015